MuniHoldings New York Insured Fund, Inc.

File No. 811-8217

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending August 31, 2001, MuniHoldings New York Insured Fund, Inc. (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of MuniHoldings New York Insured Fund IV, Inc. ("New York Insured IV"), File No. 811-9317.

At meetings of the Boards of Directors of the Registrant and New York Insured IV, the Boards of Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of New York Insured IV by the Registrant and the subsequent pro rata distribution by New York Insured IV of the Registrants Common Stock and the Registrants Series D Auction Market Preferred Stock ("AMPS"), to the holders of New York Insured IV Common Stock and New York Insured IV AMPS; (ii) the subsequent deregistration of New York Insured IV under the Investment Company Act of 1940; and (iii) the subsequent dissolution of New York Insured IV under the laws of the State of Maryland.

On October 24, 2000, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-48526 and 811-08217), the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of New York Insured IV. Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on November 13, 2000 and the N-14 Registration Statement as so amended was declared effective by the Commission on November 13, 2000.

On January 17, 2001, the shareholders of the Registrant and New York Insured IV approved the Reorganization at a special meeting of shareholders held for that purpose. On March 5, 2001 (the "Reorganization Date"), pursuant to the Agreement and Plan of Reorganization, New York Insured IV transferred securities and cash valued at $102,935,063.62 to the Registrant and received in exchange 4,253,367 shares of the Registrants Common Stock and 1,560 shares of Registrants Series D AMPS with an aggregate liquidation preference of $25,000 and New York Insured IV distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.

An application for Deregistration on Form N-8F was filed by New York Insured IV on July 19, 2001 with the Securities and Exchange Commission.